Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Drive Wood Dale, Illinois 60191 www.psiengines.com

Power Solutions International Announces Closing

of its New Credit Facility

New Credit Facility Lowers Overall Borrowing Costs and

Provides Greater Financial Flexibility

WOOD DALE, Ill., April 6, 2020 — Power Solutions International, Inc. (“the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced that it has closed on its new senior secured revolving credit facility (the “Credit Facility”) under a credit agreement, dated as of March 27, 2020, (the “Credit Agreement”) between the Company and Standard Chartered Bank, as administrative agent for the lenders thereunder. As part of the closing of the new Credit Facility, the Company made an initial draw in the amount of $95 million. Under the Credit Agreement, the Company can borrow up to $130 million in the aggregate secured by substantially all of the assets of the Company and its wholly-owned subsidiaries with certain customary exceptions. The obligations under the Credit Agreement are unconditionally guaranteed by certain wholly-owned subsidiaries of the Company. The Credit Agreement matures on March 26, 2021 and has an optional 60-day extension. Borrowings under the Credit Facility bear interest at the option of the Company, at an annual rate equal to either the London Interbank Offered Rate (“LIBOR”) plus 2.00% per annum or the Base Rate (as defined in the Credit Agreement). The Credit Agreement is subject to customary events of default and covenants, including requiring the Company to maintain minimum adjusted EBITDA levels and a minimum interest coverage ratio, as set forth in the Credit Agreement. The Company utilized amounts drawn under the Credit Facility to fully redeem and discharge its $55 million Senior Notes and pay related interest, fully repay and terminate its existing revolving credit facility, and for general corporate purposes. After this utilization, on April 2, 2020, the Company had availability under the Credit Facility of $35 million and a cash balance of approximately $16 million. These amounts reflect a net positive cash impact from customer prepayments of approximately $17 million.

Management Comments

John Miller, chief executive officer, commented, “We are pleased to close on this new credit agreement with Standard Chartered Bank, which lowers our overall borrowing costs and provides us with greater financial flexibility going forward. In concert with Weichai, our strategic partner, we look forward to partnering with Standard Chartered as we develop a long term plan for our capital structure.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI or the Company) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses for the North American and Asian markets, including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. In addition, PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. For more information on PSI, visit www.psiengines.com.

About Standard Chartered

Standard Chartered Bank is a leading international banking group, with a presence in 59 of the world’s most dynamic markets, and serving clients in a further 85. Standard Chartered Bank’s purpose is to drive commerce and prosperity through its unique diversity, and its heritage and values are expressed in its brand promise, Here for good.

Standard Chartered Bank’s history in the U.S. dates back to 1902, and it is currently present in eight locations throughout the Americas. Its Americas franchise focuses on Financial Institutions and Corporates and plays a key role in facilitating trade and investment flows between the Americas, Asia, Africa, and the Middle East.

Standard Chartered PLC is listed on the London and Hong Kong Stock Exchanges as well as the Bombay and National Stock Exchanges in India.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: management’s ability to successfully implement the Audit Committee’s remedial recommendations; the time and effort required to complete its delinquent financial statements and prepare the related Form 10-Q filings, particularly within the current anticipated timeline; the timing of completion of necessary interim reviews and audits by the Company’s independent registered public accounting firm; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters; the ability of the Company to accurately budget for and forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of the U.S. tariffs on imports from China on the Company’s supply chain to source products; the impact of the investigations being conducted by United States Securities and Exchange Commission (“SEC”), and the criminal division of the United States Attorney’s Office for the Northern District of Illinois and any related or additional governmental investigative or enforcement proceedings; any delays and challenges in recruiting key employees consistent with the Company’s plans; the impact the coronavirus pandemic could have on the Company’s business and financial results; any negative impacts from delisting of the Company’s Common Stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com